Exhibit 16.1

PATRICK RODGERS, CPA, PA
309 East Citrus Street
Altamonte Springs, FL 32701

January 29, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street N.E.
Washington DC 20549

Ladies and Gentlemen:

I have read Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K of Destination Television, Inc. dated January 29, 2009 to be filed with the Securities and Exchange Commission on or about January 29, 2009, and am in agreement with the statements contained therein as they relate to the undersigned.

Very truly yours,

Patrick Rodgers, CPA PA

/s/ Patrick Rodgers
Patrick Rodger
Altamonte Springs, Florida